Exhibit 10.4

EXECUTION VERSION

BAKER HUGHES, A GE COMPANY, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of July 3, 2017

THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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ARTICLE IX

TAX MATTERS
Section 9.01	Preparation of Tax Returns	35
Section 9.02	Tax Controversies	35
Section 9.03	Member Tax Matters	36
Section 9.04	Partnership Continuation	36

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01	Transfers by Members	36
Section 10.02	Permitted Transfers	36
Section 10.03	Restricted Units Legend	37
Section 10.04	Transfer	37
Section 10.05	Assignee’s Rights	38
Section 10.06	Assignor’s Rights and Obligations	38
Section 10.07	Overriding Provisions	39

ARTICLE XI

ADMISSION OF MEMBERS

Section 11.01	Substituted Members	39
Section 11.02	Additional Members	40

ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 12.01	Withdrawal and Resignation of Members	40

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.01	Dissolution	40
Section 13.02	Liquidation and Termination	41
Section 13.03	Deferment; Distribution in Kind	41
Section 13.04	Cancellation of Certificate	42
Section 13.05	Reasonable Time for Winding Up	42
Section 13.06	Return of Capital	42

SCHEDULE 1

EXHIBIT A

BAKER HUGHES, A GE COMPANY, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of July 3, 2017, is entered into by and among Baker Hughes, a GE company, LLC, a Delaware limited liability company (the “Company”), its Members (as defined herein) and each other Person who at any time after the date hereof becomes a Member in accordance with the terms of this Agreement and the DLLCA (as defined herein).

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated October 30, 2016 (the “Transaction Agreement”), among General Electric Company, a New York corporation (“GE”), Baker Hughes Incorporated, a Delaware corporation (“BHI”), Bear Newco, Inc., a Delaware corporation (“Newco”), and Bear MergerSub, Inc., a Delaware corporation (“MergerSub”), as amended by that certain Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, Newco, MergerSub, BHI Newco, Inc., a Delaware corporation (“BHI Newco”), and Bear MergerSub 2, Inc., a Delaware corporation (as the same may be further amended from time to time), GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, BHI Newco and the Company have heretofore entered into a Limited Liability Company Agreement dated as of July 3, 2017 (the “Filing Date”) in accordance with the DLLCA (the “Original LLC Agreement”);

WHEREAS, the parties hereto desire to continue the Company and to amend and restate the Original LLC Agreement in its entirety and enter into this Agreement in order to, inter alia, (i) reflect the addition of GE, GE Holdings (US), Inc., GE Oil & Gas US Holdings I, Inc. and GE Oil & Gas US Holdings IV, Inc. as Members of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 11.02.

“Adjusted Capital Account Balance” means with respect to each Member the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Member is obligated (or deemed to be obligated) to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 14.02.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XI.

“BHI” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Balances” has the meaning set forth in the Exchange Agreement.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware on the Filing Date.

“Chancery Court” has the meaning set forth in Section 15.05(b).

“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Newco.

“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of Newco.

“Closing Price” has the meaning ascribed to it in Section 3.05(a).

“Code” means the United States Internal Revenue Code of 1986.

“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member in Profits, Losses and Distributions.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) for the phrase “partnership minimum gain.” The amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Period shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be a Distribution.

“Equity Securities” means, with respect to any Person, (a) units or other equity interests in such Person (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by such Person), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any of the foregoing, and (c) warrants, options or other rights to purchase or otherwise acquire from such Person any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) termination of a partnership pursuant to Code Section 708(b)(1)(B), (iii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iv) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among GE, Newco and the Company.

“Exchange Rate” has the meaning set forth in the Exchange Agreement.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XIV.

“Filing Date” has the meaning set forth in the recitals to this Agreement.

“Fiscal Period” means the Fiscal Year or any interim accounting period within a Fiscal Year established by the Company and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“GE” has the meaning set forth in the recitals to this Agreement.

“GE Group Members” means GE, GE Holdings (US), Inc., GE Oil & Gas US Holdings I, Inc., GE Oil & Gas US Holdings IV, Inc. and any other Member of the Company that is included, as of the relevant time, in the GE Group (as defined in the Tax Matters Agreement).

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Gross Asset Value” with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that (i) the initial Gross Asset Value of any asset contributed by a Member to the Company or held by the Company on the date of this Agreement shall be the gross Fair Market Value of such asset; (ii) the Gross Asset Value of any property of the Company distributed to any Member shall be adjusted to equal the gross Fair Market Value of such property on the date of Distribution as determined by the Managing Member; and (iii) the Gross Asset Values of assets of the Company shall be increased (or decreased) to the extent the Managing Member determines reasonably and in good faith that such adjustment is necessary or appropriate to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). The Managing Member shall in good faith use such method as it deems reasonable and appropriate to allocate the aggregate of the Gross Asset Value of assets contributed in a single or integrated transaction among each separate property on a basis proportional to their Fair Market Values.

“Group Members” means the GE Group Members or the Newco Group Members, as the case may be.

“Incentive Plan” means any equity incentive or similar plan or agreement under which Newco may issue shares of Class A Common Stock or warrants, options, restricted share award or other rights to purchase or otherwise acquire shares of Class A Common Stock to existing and former directors, officers, employees and other Persons providing services to Newco, the Company and their Subsidiaries from time to time.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“Joinder” means a joinder to this Agreement, in the form attached as Exhibit A to this Agreement.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Losses” means items of Company loss or deduction determined according to Section 5.01(b).

“Majority Members” means the Members (which may include the Managing Member) holding a majority of the Voting Units then outstanding; provided that, if as of any date of determination, a majority of the Voting Units are then held by the Managing Member or any Affiliates controlled by the Managing Member, then “Majority Members” shall mean the Managing Member together with Members (other than the Managing Member and its controlled Affiliates) holding a majority of the Voting Units (excluding Voting Units held by the Managing Member and its controlled Affiliates) then outstanding.

“Managing Member” has the meaning set forth in Section 6.01(a).

“Maximum Cash Amount” has the meaning set forth in the Exchange Agreement.

“Member” means, as of any date of determination, (a) GE, GE Holdings (US), Inc., GE Oil & Gas US Holdings I, Inc., GE Oil & Gas US Holdings IV, Inc., the Managing Member and CFC Holdings, LLC, a wholly-owned subsidiary of the Managing Member, and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XI, but in each case only so long as such Person is shown on the Schedule of Members as a Member.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” that is set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” that is set forth in Treasury Regulations Section 1.704-2(j)(2).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” that is set forth in Treasury Regulations Section 1.704-2(i)(1).

“Member Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Net Income” means the net income that the Company generates with respect to a Fiscal Period, as determined for U.S. federal income tax purposes; provided, however, that such income (i) shall be increased by the amount of all income during such period that is exempt from U.S. federal income tax, (ii) shall be decreased by the amount of all expenditures that the Company makes during such period that are not deductible for U.S. federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.02 and Section 5.03. If the Gross Asset Value of an asset of the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for U.S. federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.

“Net Loss” means the net loss the Company generates with respect to a Fiscal Period, as determined for federal income tax purposes; provided, however, that such loss (i) shall be decreased by the amount of all income during such period that is exempt from federal income tax, (ii) shall be increased by the amount of all expenditures that the Company makes during such period that are not deductible for federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.02 or Section 5.03. If the Gross Asset Value of an asset of the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.

“Newco” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Newco Group Members” means the Managing Member, CFC Holdings, LLC and any other Member of the Company that is included, as of the relevant time, in the Newco Group (as defined in the Tax Matters Agreement).

“Newco Group Members Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Officer” has the meaning set forth in Section 6.01(b).

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Paired Interests” has the meaning given to such term in the Exchange Agreement.

“Partnership Representative” has the meaning set forth in Section 9.02.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time.

“Permitted Acquisition” has the meaning set forth in Section 3.05(b).

“Permitted Spin Transaction” means a transfer or disposition of shares of Class B Common Stock and Common Units to a corporation that is a wholly owned, direct or indirect Subsidiary of GE (“Spinco”) if in connection with such transfer or disposition (i) all of the stock of Spinco is distributed to the public pursuant to a spin-off or split-off transaction; and (ii) Spinco is combined with Newco by way of a merger of a newly formed subsidiary of Newco merging with and into Spinco in which the shareholders of Spinco receive solely Newco shares (other than cash in lieu of fractional shares) in the merger (the “Merger”); provided, however, that so long as (1) the number of shares of Spinco stock outstanding immediately prior to the Merger shall be equal to the number of Paired Interests held by Spinco at such time, (2) the terms of the Merger provide for an exchange ratio of Spinco stock for Newco stock that is equal to the Exchange Rate then in effect and (3) Spinco has no liabilities other than (A) liabilities incidental to its formation or the maintenance of its corporate existence or immaterial transaction expenses incurred in connection with such spin-off or split-off transaction, (B) obligations under the Exchange Agreement and this Agreement and (C) net tax liabilities associated with the ownership of Common Units and shares of Class B Common Stock (for this purpose, treating Spinco as if it held all of the Common Units and shares of Class B Common Stock held by the GE Group Members or any of their Affiliates since the date of this Agreement) then no approval or other action of the Conflicts Committee (as defined in the Stockholders Agreement) shall be required; provided, further, that in the event that the Conflicts Committee objects to or proposes to modify any other term of the Merger (other than to enforce the requirements set forth in this definition, it being understood that the Conflicts Committee shall have the burden of demonstrating that the transaction documentation contemplated by the following sentence and proposed by GE is not in customary form in any material respect), GE may undertake the Permitted Spin Transaction without the obligation to complete the Merger, so long as Spinco agrees to assume GE’s obligations under the Stockholders Agreement in connection therewith. In connection with any such spin-off or split-off transaction (x) Newco shall be obligated to enter into definitive transaction documentation to implement the transactions described in this definition as long as such definitive transaction documentation is customary for such a transaction in light of precedent market transactions at such time, and (y) in the event GE notifies Newco that it intends for such transactions to have Tax-Free Spin Treatment, Newco shall also enter into additional definitive transaction documents customary for such transaction in light of the intended Tax-Free Spin Treatment, which shall include, for the avoidance of doubt, customary representations and covenants intended to preserve Tax-Free Spin Treatment.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units outstanding within such class of Units.

“Profits” means items of Company income or gain.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between GE and Newco.

“Regulatory Allocations” has the meaning set forth in Section 5.03(g).

“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Sharing Amount” has the meaning set forth in the Tax Matters Agreement.

“Sharing Payment” means a payment equal to the Sharing Amount calculated as of the first Determination Date occurring on or after the second anniversary of the date of this Agreement and each Determination Date thereafter; provided, no payment shall be made with respect to any GE Sharing Amount (as defined in the Tax Matters Agreement) prior to the fifth anniversary of the date of this Agreement; and provided further, that any Sharing Payment made pursuant to Section 4.02 of this Agreement shall be increased by such amounts as are necessary so that after paying all Taxes with respect to the receipt of such payment, the payee receives an amount equal to the amount it would have received had no such Taxes been imposed.

“Stockholders Agreement” means that certain Stockholders Agreement of Newco, dated as of the date hereof, between GE and Newco.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the gains, losses or equity interests of which), or to direct the management or policies, is owned or controlled directly or indirectly by such first Person (or one or more of the other Subsidiaries of such Person or a combination thereof).

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.01.

“Tax Distribution Date” has the meaning set forth in Section 4.01(b)(i).

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax-Free Spin Treatment” means that (x) the transactions described in clause (i) of the definition of Permitted Spin Transaction satisfy the requirements of Section 355 of the Code and (y) the Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code and/or qualifies as a transaction under Section 351 of the Code.

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated as the date hereof, between the Company, Newco, EHHC NewCo, LLC and GE.

“Tax Matters Partner” has the meaning set forth in Section 9.02.

“Transaction Agreement” has the meaning ascribed to it in the recitals to this Agreement.

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, exchange, hypothecation, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities (including, as applicable, Units) or (b) any equity or other interest (legal or beneficial) in any Member if a majority of the assets held, directly or indirectly, by such Member consist of Units, other than any Permitted Spin Transaction.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Managing Member from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Unpaid BHI Sharing Amount” has the meaning set forth in the Tax Matters Agreement.

“Unwinding Event” shall have the meaning ascribed to it in Section 10.02.

“Voting Units” means (a) the Common Units and (b) any other Units other than Units that by their express terms do not entitle the record holder thereof to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by Voting Units shall have the power to override any action taken by the Managing Member or to remove or replace the Managing Member, (ii) the Voting Units have no ability to take part in the conduct or control of the Company’s business and (iii) notwithstanding any vote by Voting Units hereunder, the Managing Member shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. Pursuant to the Transactions (as defined in the Transaction Agreement), upon the Conversion (as defined in the Transaction Agreement) of the surviving entity in the First Merger (as defined in the Transaction Agreement), the Company was formed on the Filing Date pursuant to the provisions of the DLLCA.

Section 2.02 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of governing the affairs of the Company and the conduct of its business in accordance with the provisions of the DLLCA. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the DLLCA) of the Company effective as of the date set forth above. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the DLLCA. On any matter upon which this Agreement is silent, the DLLCA shall control. No provision of this Agreement shall be in violation of the DLLCA and to the extent any provision of this Agreement is in violation of the DLLCA, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the DLLCA provides that a provision of the DLLCA shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control. Notwithstanding any provision of this Agreement to the contrary, no Member or Assignee shall be entitled to appraisal or dissenters’ rights under any circumstances and no appraisal or dissenters’ rights may be granted under Section 18-210 of the DLLCA or otherwise.

Section 2.03 Name. The name of the Company shall be “Baker Hughes, a GE company, LLC.” The Managing Member in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities of the Company then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.

Section 2.04 Purpose. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the DLLCA and determined from time to time by the Managing Member in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be at such place as the Managing Member may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Trust Company. The Managing Member may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the DLLCA and shall continue in existence until dissolution of the Company in accordance with the provisions of Article XIII.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership), and that no Member be a partner of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) The GE Group Members are hereby admitted as additional Members of the Company effective as of the completion of the Transactions (as defined in the Transaction Agreement). The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”).

(b) The applicable Schedule of Members in effect immediately following the admission of the GE Group Members as Members of the Company is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the DLLCA.

(c) No Member shall be required or, except as contemplated by the Transaction Agreement or as approved by the Managing Member pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to contribute or loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the execution hereof, the Units will be comprised of a single class of Common Units. The Managing Member may create one or more classes or series of Common Units or preferred Units solely to the extent each such class or series thereof is substantially equivalent to an outstanding class of common stock of Newco or class or series of preferred stock of Newco; provided that, subject to the Exchange Agreement, so long as this Agreement is in effect, the number of Common Units outstanding shall equal the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding.

Section 3.03 Incentive Plans. If at any time Newco issues a share of Class A Common Stock under an Incentive Plan whether by the exercise of a stock option (or the exercise of any other instrument that entitles the holder thereof to purchase a share of Class A Common Stock) or the grant of a restricted share award or otherwise, the following will occur:

(a) the net proceeds (including the amount of the exercise price paid by the owner or the promissory note representing any loan made by Newco to the owner with respect to a stock purchase award, which promissory note will be deemed to have a Fair Market Value equal to the original principal balance of that promissory note) received by Newco with respect to the share of Class A Common Stock, if any, will be paid or transferred by Newco to the Company (indirectly through the Newco Group Members), which amounts will be treated for U.S. federal income tax purposes as having been paid to the Company by the person to whom the share of Class A Common Stock is issued;

(b) Newco will be deemed to make (indirectly through the Newco Group Members) an additional Capital Contribution to the Company of an amount of cash equal to:

(i) the current per share market price of a share of Class A Common Stock on the date the share is issued (or, if earlier, the date the related option or other instrument is exercised), reduced by

(ii) the amount paid to the Company as described under subsection (a) above;

(c) the Company will be deemed to purchase from Newco a share of Class A Common Stock for an amount of cash equal to the sum of:

(i) the additional deemed Capital Contribution made by Newco (indirectly through the Newco Group Members) to the Company in subsection (b) above, and

(ii) the amount paid to the Company as described under subsection (a) above,

and to deliver such share of Class A Common Stock to its owner under the Incentive Plan (the parties acknowledging that the deemed purchase will not cause the Company to own the shares of Class A Common Stock for any purpose, including for the purpose of determining stockholders entitled to receive dividends or vote);

(d) in exchange for the payment by Newco to the Company described in subsection (a) above and the deemed Capital Contribution by Newco to the Company described in subsection (b) above (which aggregate amount will be credited to the Capital Accounts of the Newco Group Members), the Company will issue to a Newco Group Member a number of Common Units equal to the inverse of the Exchange Rate registered in the name of the applicable Newco Group Member for each share of Class A Common Stock issued by Newco under the Incentive Plan;

(e) the Company will claim any compensation deductions attributable to the issuance or vesting, as the case may be, of shares of Class A Common Stock and any other deductions available by reason of shares issued pursuant to an Incentive Plan (including, as applicable, as a result of an election under Code Section 83(b)), which deductions will be allocated among the Members in accordance with the allocation rules in Article V;

(f) if the owner of any share of Class A Common Stock issued pursuant to an Incentive Plan has timely made an election under Code Section 83(b) with respect to that share of Class A Common Stock and the share of Class A Common Stock is subsequently forfeited, then each of the actual and deemed steps described in subsections (a) through (e) above with respect to that share of Class A Common Stock will be reversed, including the reversion of that share of Class A Common Stock to Newco, the cancellation of the Common Unit(s) issued to the applicable Newco Group Member and the reversal, if and to the extent required by Treasury Regulations Section 1.83-6(c) or other applicable tax Law, of any compensation deductions previously allocated to the Members; and

(g) if a share of Class A Common Stock issued under an Incentive Plan is subject to a substantial risk of forfeiture and is not transferable for purposes of Code Section 83, and if a valid election under Code Section 83(b) has not been made with respect to such share of Class A Common Stock, the foregoing transactions shall be deemed to occur for U.S. federal income tax purposes when such share of Class A Common Stock is either transferable or no longer subject to a substantial risk of forfeiture for purposes of Code Section 83. Until such time, for U.S. federal income tax purposes (including for purposes of maintaining Capital Accounts and computing Profits, Losses and related items), such share of Class A Common Stock shall not be deemed to have been issued and any distributions with respect to such share of Class A Common Stock shall for such purposes be treated as compensation paid to the holder thereof by the Company.

Section 3.04 Other Issuances.

(a) If at any time Newco issues a share of Class A Common Stock or any other class or series of Equity Securities of Newco (other than (x) shares of Class B Common Stock or (y) shares of Class A Common Stock under an Incentive Plan), (i) the net proceeds received by Newco with respect to the share of Class A Common Stock or such other Equity Securities, if any, will be paid or transferred by Newco to the Company (through the Newco Group Members), and (ii) the Company shall issue to the Newco Group Members a number of Common Units equal to the inverse of the Exchange Rate registered in the name of the Newco Group Members for each share of Class A Common Stock (or, with respect to any issuance by Newco of Equity Securities other than Class A Common Stock, one Unit that is substantially equivalent to the Equity Securities issued by Newco) issued by Newco pursuant to the foregoing clause (i); provided, however, that if Newco issues any Equity Securities in order to purchase or fund the purchase from another Member of Units (and Class B Common Stock), then the Company shall not issue any new Units in connection therewith and Newco shall not be required to indirectly transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such other Member as consideration for such purchase). This Section 3.04 shall not apply to the issuance and distribution to holders of shares of Newco common stock or rights to purchase Equity Securities of Newco under a “poison pill” or similar shareholder rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock pursuant to the Exchange Agreement, such Class A Common Stock would be issued together with a corresponding right), but shall apply to the issuance of Class A Common Stock in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(b) The Company hereby grants to Newco Group Members the right to purchase additional Common Units from the Company with cash existing at Newco. If a Newco Group Member exercises its right to purchase additional Common Units pursuant to this Section 3.04(b), the GE Group Members shall have the right to purchase, for every one Common Unit purchased by the Newco Group Member under this Section 3.04(b), such number of additional Common Units as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units as they held immediately prior to such purchase by the Newco Group Member pursuant to this Section 3.04(b). The Newco Group Member purchasing Common Units shall give written notice of such purchase of additional Common Units to the GE Group Members no less than ten (10) Business Days prior to the date of the purchase and shall include the number of additional Common Units to be purchased and the purchase date, which shall also be the date, if any, on which the GE Group Members purchase additional Common Units under this Section 3.04(b); provided that, in the event that a Newco Group Member receives a Notice of Exchange at a time when the Cash Balances are less than the Maximum Cash Amount, a Newco Group Member may, at its election, purchase additional Common Units on the date it receives such Notice of Exchange, and the GE Group Members shall have ten (10) Business Days following such a purchase to determine whether to make a corresponding purchase of Common Units pursuant to this Section 3.04(b). The purchase price payable by the Newco Group Member (or each of the Newco Group Member and GE Group Members, as applicable) for each such Common Unit shall be equal to the product of (i) the closing price of the Class A Common Stock on the NYSE (or any successor exchange on which the Class A Common Stock may be listed) (“Closing Price”) on the purchase date pursuant to this Section 3.04(b), multiplied by (ii) the Exchange Rate immediately prior to the Newco Group Member’s (or each of the Newco Group Member’s and GE Group Members’, as applicable) purchase of Common Units pursuant to this Section 3.04(b).

(c) If, pursuant to Section 2.01(c)(2) or Section 2.01(c)(3) of the Exchange Agreement, an Unpaid BHI Sharing Amount, or Sharing Amount or Sharing Payment due to a Newco Group Member is deemed contributed to Newco LLC as payment for Common Units, then the Company shall issue a number of Common Units to such Newco Group Member equal to (i) the Unpaid BHI Sharing Amount, or Sharing Amount or Sharing Payment, as applicable, divided by (ii) the product of (x) the Closing Price on the date of the Newco Group Member’s acquisition of Common Units pursuant to this Section 3.04(c) and (y) the Exchange Rate immediately prior to such Newco Group Member’s acquisition of Common Units pursuant to this Section 3.04(c).

If a Newco Group Member acquires Common Units pursuant to this Section 3.04(c), GE Group Members shall have the right to purchase, for every one Common Unit acquired by the Newco Group Member under this Section 3.04(c), such number of additional Common Units as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units as they held immediately prior to such purchase by Newco pursuant to this Section 3.04(c). When the GE Group Member provides its Notice of Exchange (as defined in the Exchange Agreement) and such notice is subject to Section 2.01(c)(2) or Section 2.01(c)(3) of the Exchange Agreement, the GE Group Member shall also provide notice of whether it will be exercising its right to purchase additional Common Units. If a Newco Group Member receives Common Units as a result of a deemed contribution pursuant to Section 2.01(c)(2) of the Exchange Agreement, the issuance of such Common Units and any Common Units resulting from the exercise by a GE Group Member of its right to purchase additional Common Units in its Notice of Exchange pursuant to this Section 3.04(c) shall occur five (5) Business Days after such Notice of Exchange was provided. If a Newco Group Member receives Common Units as a result of a deemed contribution provided for by Section 2.01(c)(3) of the Exchange Agreement, the issuance of such Common Units and any Common Units resulting from the exercise by a GE Group Member of its right to purchase additional Common Units in its Notice of Exchange pursuant to this Section 3.04(c) shall occur five (5) Business Days after the determination under Section 2.01(c)(3)(A) of the Exchange Agreement was made.

Section 3.05 Acquisition of Units.

(a) The Company hereby grants to the GE Group Members the right to purchase, for every one Common Unit issued to Newco under Section 3.03(d), such number of additional Common Units as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units they held immediately prior to such issuance by Newco under Section 3.03(d). Newco hereby grants to the GE Group Members the right to purchase, for every one Common Unit issued to Newco under Section 3.03(d), such number of additional shares of Class B Common Stock as would result in GE holding immediately following such purchase the same percentage of the total outstanding shares of Newco common stock it held immediately prior to such issuance by Newco under Section 3.03(d). The Company shall give written notice of any such proposed issuance of additional Common Units to Newco under Section 3.03(d) no less than ten (10) Business Days prior to the date of the proposed issuance (or, if later, as promptly as reasonably practicable and in any event prior to such proposed issuance), which notice shall include the number of additional Common Units proposed to be issued to Newco and the proposed date of issuance; provided that no such notice shall be required for any individual issuance of fewer than 100,000 additional Common Units so long as the sum of all such individual issuances below such amount do not exceed 1,000,000 Common Units in the aggregate in any ninety (90) day period referred to in the following proviso; provided, further, the Company shall provide at least one such notice every ninety (90) days, which notice shall include all previous issuances of Common Units to Newco under Section 3.03(d) during such ninety (90) day period for which a notice has not previously been provided pursuant to this sentence.

The GE Group Members shall have the right to purchase a number of Common Units and an equal number of shares of Class B Common Stock, in each case as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units and shares of Newco Common Stock it held immediately prior to such issuance by Newco under Section 3.03(d), by delivering written notice to the Company and Newco within one hundred twenty (120) days following the end of the year in which such issuance occurs. The aggregate purchase price payable by a GE Group Member for each such Common Unit and share of Class B Common Stock shall be equal to (i) in the case of a Common Unit issued by the Company in respect of a restricted share award under the Incentive Plans, the product of (x) the Exchange Rate immediately prior to the GE Group Member’s purchase of Common Units pursuant to this Section 3.05(a) and (y) the Closing Price on the date of the issuance of such restricted share award (or, if later, the date of issuance of Common Units to the GE Group Member), and (ii) in the case of a Common Unit issued by the Company in respect of an option exercise (or the exercise of any other instrument that entitles the holder thereof to purchase a share of Class A Common Stock) under the Incentive Plans, the product of (x) the Exchange Rate immediately prior to the GE Group Member’s purchase of Common Units pursuant to this Section 3.05(a) and (y) the Closing Price on the date such option or other instrument is exercised (or, if later, the date of issuance of Common Units to the GE Group Member), and the GE Group Member shall pay an amount equal to the par value per share of Class B Common Stock to Newco in respect of each such share of Class B Common Stock so purchased and pay the balance to the Company in respect of each such Common Unit so purchased. The GE Group Members’ rights under this Section 3.05(a) shall accrue in arrears and shall be exercisable by the GE Group Members at any time, and from time to time, at, from and after the issuance by the Company of additional Common Units to Newco provided for in Section 3.03(d) (but subject to the limitations set forth herein).

(b) Notwithstanding anything to the contrary in this Agreement, if at any time the GE Group Members are permitted to acquire shares of Class A Common Stock under the Stockholders Agreement (“Permitted Acquisition”), a GE Group Member may instead, at its election purchase Paired Interests (in such number that equals the number of shares of Class A Common Stock permitted to be acquired multiplied by the inverse of the Exchange Rate), and the Company shall be obligated to issue the Common Units forming a part of such Paired Interests to GE, on the following terms and conditions:

(i) In the case of a Permitted Acquisition of Class A Common Stock from Newco, the aggregate purchase price shall be equal to the per share price of the Class A Common Stock that would have been paid to Newco by the GE Group Member multiplied by the number of shares of Class A Common Stock that would have been acquired by the GE Group Member, in each case but for such election.

(ii) In the case of a Permitted Acquisition of Class A Common Stock from any Person other than Newco, the GE Group Member shall give Newco notice of its election under this Section 3.05(b)(ii) specifying the number of Paired Interests it desires to acquire (which number shall not be greater than the number of shares of Class A Common Stock it would otherwise be permitted to acquire multiplied by the inverse of the Exchange Rate). Within five Business Days after its receipt of such notice, subject to applicable law, Newco shall repurchase a number of shares of Class A Common Stock in the market equal to the product of (x) the number of Paired Interests GE desires to acquire and (y) the Exchange Rate. The aggregate purchase price payable by the GE Group Member for the Paired Interests shall be the price paid by Newco for the shares of Class A Common Stock so repurchased. Concurrently with Newco’s repurchase of such shares of Class A Common Stock, the Company shall repurchase the same number of Common Units from the Newco Group Members as the Paired Interests the GE Group Member is acquiring pursuant to this Section 3.05(b)(ii) for the same aggregate purchase price.

(iii) The aggregate purchase price payable by the GE Group Member under this Section 3.05(b) shall be paid by the GE Group Member to Newco and the Company in a manner consistent with Section 3.05(a).

(iv) GE shall indemnify Newco for any taxes incurred by Newco, the Newco Group Members or the Company resulting from or arising out of an acquisition by the GE Group Members of Class B Common Stock and Common Units pursuant to clause (ii) of this Section 3.05(b), provided that any such taxes indemnified against shall be treated as Formation Taxes (as defined in and for purposes of the Tax Matters Agreement, as defined in the Transaction Agreement).

Section 3.06 Authorization and Issuance of Additional Units.

The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Members and on the terms and conditions provided for in Section 3.02, Section 3.03, Section 3.04, Section 3.05 and this Section 3.06. Subject to the foregoing, the Managing Member may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Managing Member shall determine and the Managing Member shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.06 without the requirement of any consent or acknowledgement of any other Member.

Section 3.07 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Managing Member. If the Managing Member determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other Officer designated by the Managing Member, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Managing Member may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Managing Member agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the Managing Member may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Managing Member of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Managing Member may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Managing Member may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.08 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.09 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.10 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01, the amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.11 Repurchase or Redemption of Newco Equity Securities. If at any time any shares of Class A Common Stock are to be repurchased or redeemed (whether by exercise of a put or call, automatically or by means of any other arrangement) by Newco for cash using the proceeds of redemptions of Common Units, then the Managing Member shall cause the Company to repurchase or redeem a number of Common Units held by Newco Group Members equal to the number of shares of Class A Common Stock so repurchased or redeemed multiplied by the inverse of the Exchange Rate, at an aggregate repurchase or redemption price equal to the aggregate repurchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed (plus any expenses related thereto) and upon such other terms as are the same for the Class A Common Stock being repurchased or redeemed. The Company shall indemnify Newco for any taxes incurred by the Newco Group Members resulting from or arising out of an acquisition by the Company of Common Units pursuant to this Section 3.11. This provision shall be applied to Equity Securities other than Class A Common Stock in a manner consistent with the foregoing, mutatis mutandis.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members in respect of any class or series of Units may be declared by the Managing Member out of funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Managing Member shall determine using such record date as the Managing Member may designate, and any such Distributions shall be made to the Members that hold such class or series of Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest with respect to such class or series of Units as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 13.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Managing Member shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable Newco and the Newco Group Members to pay dividends or to meet their obligations, including their obligations pursuant to the Tax Matters Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(b) Tax Distributions.

(i) On or about each date (a “Tax Distribution Date”) that is five (5) Business Days prior to each due date for a tax return of Newco or a Newco Group Member, as determined without regard to extensions, or other date on which Newco is required to satisfy a tax liability (including as a result of any audit or other proceeding or pursuant to the Tax Matters Agreement), the Company shall be required to (x) make a Distribution to the Newco Group Members such that the Newco Group Members receive the amount required to enable Newco or the Newco Group Member to meet its tax obligations, including its obligations pursuant to the Tax Matters Agreement, due on such date (a “Newco Group Members Tax Distribution”) and (y) make a Distribution to each Member other than the Newco Group Members so that the Distributions made to the Newco Group Members under clause (x) and the Distributions made to each other Newco Group Member under this clause (y) are in accordance with the Members’ respective Percentage Interests on the applicable Tax Distribution Date (a “Member Tax Distribution” and, together with Newco Group Members Tax Distributions, “Tax Distributions”).

(ii) If, on a Tax Distribution Date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Newco Group Members Tax Distributions shall be made in full (to the extent of available funds) and Member Tax Distributions shall be made to the Members to the extent of available funds remaining after such Newco Group Members Tax Distributions in accordance with the Members’ Percentage Interests and the Company shall make future Distributions to the Members as soon as funds become available in a manner such that each Member has received the same aggregate Tax Distributions such Member would have received if there had been sufficient funds available on the applicable Tax Distribution Date to make the full amount of Tax Distributions required to have been made under Section 4.01(b)(i) on such Tax Distribution Date.

(iii) The amount of any Tax Distribution to a Member pursuant to this Section 4.01(b) shall be treated as having been made pursuant to Section 4.01(a) and shall reduce the amounts that otherwise would be distributed to the Members pursuant to Section 4.01(a).

Section 4.02 Sharing Payments.

(a) To the extent permitted by applicable Law and hereunder, the Company shall make Sharing Payments out of funds or property legally available therefor in such amounts and on such terms set forth in this Section 4.02; provided that, the Company shall not make a Sharing Payment (i) at any time when a Member has not received all of the Tax Distributions to which it is entitled or (ii) when the Company, in its reasonable discretion, determines that making a Sharing Payment could compromise its ability to make in full the Tax Distributions with respect to the next Tax Distribution Date. Amounts paid pursuant to this Section 4.02 are intended to constitute “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the recipients’ Capital Accounts.

(b) Following a Sharing Payment to a Member of a Group, the Managing Member shall reduce subsequent Distributions pursuant to Section 4.01(a) to which the Members of the other Group are otherwise entitled by an amount equal to the aggregate amount of the deductions that are specially allocated to such Members of the other Group with respect to such Sharing Payment, as determined pursuant to Section 5.03(h). Such reduction in Distributions shall be given effect with respect to the earliest Distributions made pursuant to Section 4.01(a) following the payment of the Sharing Payment. If (i) a transferee is treated as acquiring a Member’s Company Interest pursuant to an Exchange in accordance with the Exchange Agreement and, after such Exchange, such Member continues to hold one or more Common Units, and (ii) such transferring Member has not yet suffered all of the reduction in its Distributions required by this Section 4.02(b), such reduction in Distributions shall apply solely with respect to such Member’s retained Units and shall not apply with respect to the Exchanged Units; provided, that if a Member makes a contribution to the Company pursuant to Section 5.01(d), Distributions to such Member shall not be reduced by this Section 4.02(b) by the amount of such contribution.

(c) The Sharing Payment due to a Member shall be paid within 10 days of the relevant Determination Date (as defined in the Tax Matters Agreement).

Section 4.03 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution or Sharing Payment to any Member on account of any Company Interest if such Distribution or Sharing Payment would violate any applicable Law.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code, and the Treasury Regulations promulgated thereunder including Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member as of the date hereof shall be the dollar value set forth opposite the Member’s name on the Schedule of Members.

(b) Subject to the provisions of Section 5.01(a), the Capital Account for each Member shall consist of the Member’s initial Capital Contribution (actual or deemed), increased by any additional Capital Contributions made by the Member, by the Member’s share of all items of Net Income allocated pursuant to Section 5.02 and any items in the nature of income or gain which are specially allocated pursuant to Section 5.03 and by the amount of any Company liabilities which the Member is deemed to assume or which are secured by any Company property distributed to the Member, and decreased by the Member’s share of all items of Net Loss allocated pursuant to Section 5.02 and any items in the nature of loss or deduction which are specifically allocated pursuant to Section 5.03, by any Distributions to the Member and by the amount of any liabilities of the Member which the Company is deemed to assume or which are secured by property contributed by the Member to the Company. A transferee of a Member’s Company Interest (or a portion thereof) shall succeed to the Capital Account of such Member (or the pro rata or other appropriate portion thereof, as applicable); provided that if (i) the transferee is treated as acquiring the Member’s Company Interest pursuant to an Exchange in accordance with the Exchange Agreement and, after such Exchange, such Member continues to hold one or more Common Units, and (ii) such Member’s Capital Account was previously reduced by reason of Section 5.03(h), (A) the amount of the Capital Account of such Member that the transferee succeeds to shall be determined by assuming that such reductions to the Member’s Capital Account had not occurred except to the extent of any corresponding reductions in distributions to such Member pursuant to Section 4.02(b), and (B) the remaining Capital Account of such Member shall be equal to the difference, which can be positive or negative, between (x) such Member’s actual Capital Account immediately prior to the acquisition by the transferee and (y) the amount allocated to the transferee pursuant to clause (A).

(c) No interest shall be paid on the initial Capital Contributions or on any subsequent Capital Contributions. No amount distributed pursuant to Section 4.01 of this Agreement shall constitute a payment under Code Section 707(a) or Section 707(c).

(d) Notwithstanding Section 3.08, to the extent that a reduction in a Member’s Capital Account pursuant to Section 5.01(b)(ii)(B) would cause such Member to have a deficit in its Capital Account balance, such Member shall contribute to the capital of the Company the amount necessary to restore such deficit balance to zero. For the avoidance of doubt, the aggregate amount required to be contributed to the capital of the Company pursuant to this Section 5.01(d) by any Member shall not exceed the excess (if any) of (i) the aggregate amount specially allocated to such Member under Section 5.03(h) over (ii) the aggregate reductions in distributions to such Member pursuant to Section 4.02.

Section 5.02 Allocations. Subject to the other provisions of this Article V, Net Income, Net Loss, and, to the extent necessary, individual items of income (including gross income), gain, loss or deduction of the Company, for each Fiscal Period shall be allocated among the Members so that the Capital Account of each Member, after making such allocation, is, or is as nearly as possible, equal (or in proportion thereto, if the total amount to be allocated is insufficient) to the Distributions that would be made to such Member if the Company were dissolved, its affairs wound up, and its assets other than money sold for cash equal to their respective Gross Asset Values (which, for the avoidance of doubt, shall not be booked up or written down to fair market value for this purpose outside of an actual liquidation), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company (if any) were distributed to the Members in accordance with Section 13.02 immediately after making such allocation. For purposes of, and prior to, making allocations under this Section 5.02, (x) Capital Accounts shall be reduced by any Distributions made with respect to the Fiscal Period, (y) Capital Accounts shall be adjusted for any special allocations required pursuant to Section 5.03 with respect to the Fiscal Period, and (z) each Member’s Capital Account balance shall be deemed to be increased by such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

Section 5.03 Special Allocations. Notwithstanding anything to the contrary in Section 4.01, the following special allocations will apply.

(a) Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Period, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain that is attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In accordance with Treasury Regulations Section 1.704-2, any Nonrecourse Deductions for any Fiscal Period shall be specially allocated among the Members in accordance with the Members’ respective Percentage Interests.

(d) Any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(e) If any Member unexpectedly received any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.03(e) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(e) were not in this Agreement. This Section 5.03(e) is intended to comply with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) If any Member has a deficit Capital Account at the end of any Fiscal Period which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.03(f) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.03(e) and this Section 5.03(f) were not in this Agreement.

(g) The allocations set forth in Section 5.03(a)-(f), inclusive (the “Regulatory Allocations”), are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.03. Therefore, notwithstanding any other provision of this Section 5.03 (other than the Regulatory Allocations) to the contrary, the Managing Member shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to the general allocation provisions.

(h) The Company shall specially allocate the deduction for each Sharing Payment that accrues pursuant to Section 4.02 to the Members of the Group that does not include the Member that received the Sharing Payment, in accordance with the relative Percentage Interests of such Members.

(i) The Company shall make an election pursuant to Section 754 of the Code effective for the Company taxable year that includes the date hereof and all future taxable years. Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner that is consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.

Section 5.04 Tax Allocations.

(a) Except as otherwise provided in Section 5.04(b), as of the end of each Fiscal Period, items of Company income, gain, loss, deduction, and expense shall be allocated for federal, state, and local income tax purposes among the Members in the same manner as the income, gain, loss, deduction, and expense of which such items are components were allocated to Capital Accounts pursuant to this Article V.

(b) In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder, Company income, gains, deductions, and losses with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at that time (to be computed in accordance with Treasury Regulations). If Company property is revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at any time, subsequent allocations of Company income, gains, deductions and losses with respect to such property’s revaluation and its adjusted basis for federal income tax purposes in the same manner as the variation is taken into consideration under Code Section 704(c) and the Treasury Regulations thereunder. The Managing Member shall (i) select methods under Code Section 704(c) in accordance with Section 8.03 of the Tax Matters Agreement and (ii) apply the principles of Treasury Regulations Section 1.704-3(a)(9) with respect to any partnership interest held directly by the Company or indirectly through pass-through entities.

Section 5.05 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company or any of its Subsidiaries is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company or any of its Subsidiaries on behalf of any Member based upon such Member’s status as an employee of the Company or any of its Subsidiaries), then such Member shall indemnify the Company or its Subsidiary in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company or its Subsidiary under this Section 5.05. A Member’s obligation to make contributions to the Company or any of its Subsidiaries under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company and its Subsidiaries, and for purposes of this Section 5.05, the Company and its Subsidiaries shall be treated as continuing in existence. Each Member hereby agrees to furnish to the Company or its Subsidiaries such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of Managing Member.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in EHHC NewCo, LLC, as the sole managing member of the Company (EHHC NewCo, LLC, in such capacity, the “Managing Member”) and (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company. The Managing Member shall be the “Manager” of the Company for the purposes of the DLLCA. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on the Members by the DLLCA with respect to the management and control of the Company. Any vacancies in the position of Managing Member shall be filled in accordance with Section 6.04.

(b) The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Managing Member. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Managing Member and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office.

Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member. The authority and responsibility of the Officers shall include such duties as the Managing Member may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. The initial officers of the Company shall be those persons appointed and designated by the Managing Member on the date hereof. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Managing Member.

(c) The Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

Section 6.02 Actions of the Managing Member. The Managing Member may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Managing Member may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members (other than Newco) have no right under this Agreement to remove or replace the Managing Member.

Section 6.04 Vacancies. Vacancies in the position of Managing Member occurring for any reason shall be filled by Newco (or, if Newco has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of Newco immediately prior to such cessation). For the avoidance of doubt, the Members (other than Newco) have no right under this Agreement to fill any vacancy in the position of Managing Member.

Section 6.05 Transactions Between the Company, the Managing Member and Affiliates. The Managing Member may cause the Company to contract and deal with any Subsidiary of the Company on such terms as the Managing Member, the Company or such Subsidiary, as applicable, shall determine. Subject to Section 4.5 of the Stockholders Agreement, the Managing Member may cause the Company to contract and deal with any Affiliate of the Managing Member which is not a Subsidiary of the Company, provided such contracts and dealings are on arm’s length terms and are in the best interests of the Company.

Section 6.06 Reimbursement for Expenses. The Managing Member shall not be compensated for its services as Managing Member of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon the effective time of the Second Merger (as defined in the Transaction Agreement), Newco’s Class A Common Stock will be publicly traded and therefore Newco will have access to the public capital markets and that such status and the services performed by the Managing Member will inure to the benefit of the Company and all Members; therefore, the Managing Member shall be reimbursed by the Company for any expenses incurred on behalf of Newco, the Newco Group Members, or the Company, including all fees, expenses and costs of Newco being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. To the extent practicable, expenses incurred by the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by the Managing Member on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

Section 6.07 Delegation of Authority. The Managing Member (a) may, from time to time, delegate to one or more Persons such authority and duties as the Managing Member may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated, supplemented and/or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Managing Member, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Managing Member.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Managing Member nor any of the Managing Member’s Affiliates shall be liable to the Company or to any Member that is not the Managing Member for any act or omission performed or omitted by the Managing Member in its capacity as the sole managing member of the Company pursuant to authority granted to the Managing Member by this Agreement or the DLLCA; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Managing Member’s gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by the Managing Member or its Affiliates contained herein or in the other agreements with the Company. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member that is not the Managing Member.

(b) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members (provided that, for the avoidance of doubt, nothing in this Section 6.08(b) shall limit or otherwise affect the obligations of the parties under the Stockholders Agreement).

(c) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Managing Member shall act under such express standard and, to the extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Managing Member acts in good faith, the resolution, action or terms so made, taken or provided by the Managing Member shall not constitute a breach of this Agreement or impose liability upon the Managing Member or any of the Managing Member’s Affiliates (provided that, for the avoidance of doubt, nothing in this Section 6.08(c) shall limit or otherwise affect the obligations of the parties under the Stockholders Agreement).

Section 6.09 Investment Company Act. The Members shall use their respective best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10 Outside Activities of the Managing Member. Neither Newco nor the Newco Group Members shall, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of Newco as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing raised by the Newco or the Newco Group Members pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that Newco and the Newco Group Members may, in their sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Newco Group Members take commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by the Newco Group Members. Nothing contained herein shall be deemed to prohibit Newco or the Newco Group Members from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Section 6.11 Corporate Opportunities.

(a) In recognition and anticipation (i) that the Company will not be a wholly-owned subsidiary of GE and that GE will be a significant stockholder of the Company, (ii) that directors, officers and/or employees of GE may serve as directors, managers and/or officers of the Company, (iii) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between GE, the Company and/or Newco, including the Stockholders Agreement, GE may engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that GE may have an interest in the same areas of corporate opportunity as the Company and Affiliated Companies thereof, and (v) that, as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of GE, and the duties of any directors, managers and/or officers of the Company who are also directors, officers and/or employees of GE be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company and Affiliated Companies thereof, on the one hand, and GE, on the other hand, the sections of this Section 6.11 shall to the fullest extent permitted by Law regulate and define the conduct of certain of the business and affairs of the Company in relation to GE and the conduct of certain affairs of the Company as they may involve GE and its directors, officers and/or employees, and the powers, rights, duties and liabilities of the Company and its officers, directors, managers and unitholders in connection therewith. To the fullest extent permitted by Law, any Person purchasing or otherwise acquiring any Units, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section 6.11.

(b) Newco has entered into the Stockholders Agreement with GE, and, subject to the Stockholders Agreement, the Company may from time to time enter into and perform, and cause or permit any Affiliated Company of the Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with GE pursuant to which the Company or an Affiliated Company thereof, on the one hand, and GE, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, managers, officers and/or employees (including any who are directors, managers, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to Section 6.11(d), and except as otherwise agreed in writing (including in the Stockholders Agreement), no such agreement, or the performance thereof by the Company or any Affiliated Company thereof, or GE, shall to the fullest extent permitted by Law be considered contrary to (i) any fiduciary duty that GE may owe to the Company or any Affiliated Company thereof or to any Member or other owner of an equity interest in the Company or an Affiliated Company thereof by reason of GE being a controlling or significant equityholder of the Company of any Affiliated Company thereof or participating in the control of the Company or of any Affiliated Company thereof or (ii) any fiduciary duty owed by any director, manager and/or officer of the Company or any Affiliated Company thereof who is also a director, manager, officer and/or employee of GE to the Company or such Affiliated Company, or to any equityholder thereof.

Subject to Section 6.11(d), to the fullest extent permitted by Law, GE, as a Member of the Company or as an equityholder of any Affiliated Company thereof, or as a participant in control of the Company or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no manager and/or officer of the Company who is also a director, officer and/or employee of GE shall have or be under any fiduciary duty to the Company or any Affiliated Company thereof to refrain from acting on behalf of the Company or any Affiliated Company thereof or of GE in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(c) Except as otherwise agreed in writing between the Company and GE, including in the Stockholders Agreement, and subject to Section 6.11(d), GE shall to the fullest extent permitted by Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer or vendor of the Company, and (except as provided in Section 6.11(d)) neither GE nor any officer, director and/or employee thereof shall to the fullest extent permitted by Law be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of GE’s engaging in any such activity. Except as otherwise agreed in writing between the Company and GE, in the event that GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and GE, GE shall to the fullest extent permitted by Law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any Affiliated Company thereof, if GE acts in a manner consistent with the following policy: if GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and GE, such corporate opportunity shall belong to GE unless such opportunity was expressly offered to GE in its capacity as a Member of the Company. In the case of any corporate opportunity in which the Company has renounced its interest and expectancy in the previous sentence, GE shall to the fullest extent permitted by Law not be liable to the Company or its Members for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that GE acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company.

(d) For purposes of this Section 6.11, (1) “Affiliated Company” in respect of the Company shall mean any entity controlled by the Company, (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for Section 6.11(c), would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its directors, officers and/or employees will be brought into conflict with that of the Company, and (3) “GE” shall mean GE and its Affiliates (other than the Managing Member, the Company and any entity that is controlled by the Managing Member or the Company).

(e) Newco will conduct the operations of Newco and its Subsidiaries through the Company and the Company’s Subsidiaries.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the DLLCA, no Member (including the Managing Member) shall be obligated personally for any debts, obligation or liability solely by reason of being a Member or acting as the Managing Member of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the DLLCA shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the DLLCA and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the extent that a Member may be obligated under the DLLCA or other Delaware law to return to or for the benefit of the Company any Distribution made by the Company to or for the benefit of such Member, to the fullest extent permitted by Law, such obligation shall be deemed to be compromised within the meaning of Section 18-502(b) of the DLLCA so that, except as required by Law, the Members to whom money or property is distributed shall not be obligated to return such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.08 with respect to the Managing Member), to the extent that, at Law or in equity, any Member (or any Member’s Affiliate or any Managing Member, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Managing Member, to another Member, to any Person who acquires an interest in a Company Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties (including fiduciary duties) to the Company, the Managing Member, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Managing Member, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement.

Section 7.02 Lack of Authority. No Member, other than the Managing Member or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Managing Member and the Officers of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Managing Member, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the DLLCA, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities, damages, and losses (including attorneys’ fees, judgments, amounts paid in settlement, fines, interest or penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or Affiliate thereof or is or was serving as the Managing Member or an Affiliate thereof or is or was an Officer of the Company or any of its direct or indirect subsidiaries or, while an officer of the Company or any of its direct or indirect subsidiaries, is or was serving at the request of the Company or any of its direct or indirect subsidiaries as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for (i) any expenses, liabilities, damages and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company or (ii) for the avoidance of doubt, any taxes or related interest or penalties imposed on such Indemnified Person, including, with respect to any Member, as a result of any allocations to such Member pursuant to Section 5.04. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Managing Member or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability, damage or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Managing Member, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Managing Member.

(d) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the Voting Units (which shall in all cases include the Managing Member), voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for it by proxy. An electronic mail or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or by the Members holding a majority of the Voting Units entitled to vote on such matter on at least five (5) Business Days’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held sign a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.

The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email without a meeting, shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 7.06 Inspection Rights. The Managing Member may, but shall not be required to, permit any Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, or (iii) consult with the Managing Member, Officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed written consent of the Managing Member by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives. No Member (other than GE), unless permitted by the Managing Member, shall have any inspection rights under Section 18-305 of the DLLCA.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Managing Member.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns.

(a) The Managing Member shall be responsible for the preparation and timely filing of all tax returns required to be filed by the Company, including arranging for the preparation of such tax return by an accounting firm or other qualified adviser; provided, however, that prior to filing the Company’s Internal Revenue Service Form 1065, any material foreign, state or local income tax return of the Company, or any material franchise tax return of the Company, the Managing Member shall submit such tax return no less than thirty (30) days prior to its due date to GE for its review, and shall not file or cause to be filed any such tax return with the applicable taxing authority without the consent of GE, which consent shall not be unreasonably withheld or delayed. GE may object to the filing of such tax return by delivering a written notice to the Managing Member within ten (10) days of receipt of such tax return from the Company. Such written notice shall specify the item or items included in the tax return disputed by GE. After delivery of such written notice, GE and the Managing Member shall use commercially reasonable efforts to resolve the dispute. If GE and the Managing Member are unable to resolve such dispute within five days, the disputed item or items shall be resolved using the procedures set forth in the Tax Matters Agreement. If GE does not object to the filing of such tax return within ten (10) days of receipt of such tax return from the Managing Member, GE shall be deemed to have consented to the filing of such tax return by the Managing Member. The cost of such preparation and filing shall be borne by the Company.

(b) Except as explicitly set forth in this Agreement, the Managing Member shall make any decisions with respect to tax elections or other decisions relating to taxes of the Company; provided, however, that in the case of any election that could reasonably be expected to have an adverse effect on the GE Group Members that is material and disproportionate as to its effect on the GE Group Members (as compared to its effect on the Newco Group Members), such election shall not be made without the consent of GE, which consent shall not be unreasonably withheld or delayed. The Managing Member shall cause the Company to furnish to each Member (i) as soon as reasonably practicable after the close of each Fiscal Year such information concerning the Company as is reasonably required for the preparation of such Member’s income tax returns and (ii) as soon as reasonably practicable after the close of each of the Company’s first three fiscal quarters of each Fiscal Year, such information concerning the Company as is reasonably required to enable the Member to calculate and pay estimated taxes, and (iii) information (including without limitation a Schedule K-1 and any comparable foreign, state and local tax forms) as shall be necessary to enable each Member to prepare its income tax returns and shall provide such information no later than five Business Days after the filing of the Company’s appropriate tax returns.

Section 9.02 Tax Controversies. The Managing Member is hereby designated as “tax matters partner” of the Company (the “Tax Matters Partner”) for purposes of Section 6231(a)(7) of the Code (as in effect prior to repeal of such section pursuant to the Bipartisan Budget Act of 2015). The Managing Member shall designate the “partnership representative” of the Company (the “Partnership Representative”) for purposes of Section 6223 of the Code and all applicable non-U.S. tax purposes. In the event of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, the Managing Member shall control the conduct of such examinations at the Company’s expense and to expend Company funds for professional services reasonably incurred in connection therewith; provided, that the Managing Member shall promptly provide each other Member a written notice informing the Members that the Company or any of its Subsidiaries, as applicable, is the subject of an examination by a tax authority with respect to a material tax return or that could result in a material amount of taxes (including taxes imposed on Members), shall keep each other Member reasonably informed of material developments relating to such examination and not settle such examination, to the extent relating to a matter that could reasonably be expected to have an adverse effect on any Member that is material and disproportionate as to its effect on other Members or their Affiliates, without the consent of such adversely affected Member, which consent shall not be unreasonably withheld or delayed.

Section 9.03 Member Tax Matters. Each Member agrees that such Member shall not, except as otherwise required by applicable Law, treat, on such Member’s separate income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected in the Form K-1 or other information statement furnished by the Company to such Member pursuant to Section 9.01.

Section 9.04 Partnership Continuation. Each Member agrees that the Company is intended to be treated for U.S. federal and, as applicable, state and local income tax purposes as a continuation of Baker Hughes International Partners Holdings SCS within the meaning of Section 708(a) of the Code and the Treasury regulations promulgated thereunder and any similar provisions of state or local Law, and no such Member shall take any position inconsistent therewith on any tax return.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01 Transfers by Members. No holder of Units or shares of Class B Common Stock may Transfer or permit the Transfer of any interest in any Units or shares of Class B Common Stock, except Transfers (a) pursuant to and in accordance with the Exchange Agreement, (b) pursuant to and in accordance with Section 10.02, (c) by the holders of Equity Securities in Newco (other than Class B Common Stock) or (d) approved in writing by the Managing Member. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not in each case terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, together with any Transfer pursuant to and in accordance with the Exchange Agreement, a “Permitted Transfer”) pursuant to (i) Section 4.2(a)(iii) of the Stockholders Agreement, (ii) a Transfer by a Member to Newco or any of its Subsidiaries and (iii) a Transfer to an Affiliate of such Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clause (iii), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and the Exchange Agreement, the transferor will deliver a written notice to the Company and the Members, which will disclose in reasonable detail the identity of the proposed transferee.

If a Member Transfers Units pursuant to the foregoing clause (iii) and, while the transferee continues to hold any Units, such Permitted Transferee ceases to qualify as an Affiliate (other than by virtue of a Permitted Spin Transaction) in relation to the initial transferor Member from which such Permitted Transferee received such Units (directly or indirectly through a series of Transfers) pursuant to such clause (iii)) (an “Unwinding Event”), then the relevant initial transferor shall (1) promptly notify the other Members and the Company of the pending occurrence of such Unwinding Event and (2) take all actions necessary prior to such Unwinding Event to effect a Transfer of all of the Units held by the relevant Permitted Transferee either back to such initial transferor or to another Person who qualifies as an Affiliate of such initial transferor, in each case subject to Section 10.04. A “Permitted Transferee” is a transferee of a Permitted Transfer contemplated by clauses (i) and (iii) of the first sentence of this Section 10.02.

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [•], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF BAKER HUGHES, A GE COMPANY, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND BAKER HUGHES, A GE COMPANY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY BAKER HUGHES, A GE COMPANY, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than Transfers to the Company pursuant to the Exchange Agreement), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement as provided in Section 10.02 and any other agreements (including the Exchange Agreement) executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Section 706 of the Code, using any permissible method as determined in the reasonable discretion of the Managing Member. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XI, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XI (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Managing Member may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the DLLCA and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Managing Member shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) cause the Company to fail to qualify as a partnership or disregarded entity for federal income tax purposes or, without limiting the generality of the foregoing, such Transfer was effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(iv) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provision of the Code; or

(v) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI

ADMISSION OF MEMBERS

Section 11.01 Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the Schedule of Members.

Section 11.02 Additional Members. Subject to the provisions of Article X hereof, any Person may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Managing Member (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Managing Member may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Managing Member determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the Schedule of Members.

ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 12.01 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Managing Member upon or following the dissolution and winding up of the Company pursuant to Article XIII, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, only upon:

(a) the unanimous decision of the Managing Member together with the Members that then hold Voting Units to dissolve the Company;

(b) a dissolution of the Company under Section 18-801(a)(4) of the DLLCA, unless the Company is continued without dissolution as permitted under Section 18-801(a)(4) of the DLLCA; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the DLLCA.

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 13.02 Liquidation and Termination. On dissolution of the Company, the Managing Member shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the DLLCA. The costs of liquidation shall be borne as a Company expense. Until termination of the Company, the liquidators shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the taxable year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation); provided that, for the avoidance of doubt, in making such distributions in accordance with Article IV, the Company shall reduce the amount to which a Member is entitled pursuant to Section 4.01(a) by the aggregate amount of reductions in Distributions to such Member required by Section 4.02(b), to the extent that such reductions were not previously taken into account by actually reducing Distributions to such Member, and an amount equal to such reduction in liquidating Distributions shall be distributed to the Members on a pro rata basis in accordance with each Member’s Percentage Interest.

Section 13.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 13.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 13.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in kind in accordance with the provisions of Section 13.02(c), (b) as tenants in common and in accordance with the provisions of Section 13.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in-kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XIV.

Section 13.04 Cancellation of Certificate. On completion of the winding up and liquidation of the Company as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the DLLCA may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.04.

Section 13.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.02 and 13.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 13.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from and to the extent of Company assets available therefor).

ARTICLE XIV

VALUATION

Section 14.01 Determination. “Fair Market Value” of a specific asset will mean the amount which the seller would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party buyer, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Managing Member (or, if pursuant to Section 13.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 14.02 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 14.01, and the Managing Member and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Managing Member and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing assets or securities of similarly situated companies in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 14.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers.

If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, whose determination shall be binding. If Fair Market Value as determined by an Appraiser selected by the Members is within 10% of the Fair Market Value as determined by the other such Appraiser (but not identical), and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value, the Managing Member shall select the Fair Market Value of one of such Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Managing Member (or each liquidator, if applicable) with full power of substitution, as its, his or her true and lawful agent and attorney-in-fact, with full power and authority in its, his or her name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XI or XII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Managing Member, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Managing Member, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the Transfer of all or any portion of its, his or her Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a)	if to EHHC NewCo, LLC or the Company to:

EHHC NewCo, LLC
17021 Aldine Westfield Road
Houston, Texas 77073
Attention: William D. Marsh
Email: will.marsh@bhge.com

(b)	if to GE, to:

General Electric Company
41 Farnsworth Street
Boston, Massachusetts 02210
Attention: James M. Waterbury
Email: jim.waterbury@ge.com

Section 15.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 15.05 Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute, action or other proceeding arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement. Nothing in this Section 15.05 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 15.03 shall be effective service of process for any suit or proceeding in connection with this Agreement.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

Section 15.06 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 15.07 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 15.08 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 15.09 Entire Agreement. This Agreement, the Transaction Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.

Section 15.10 Amendments. This Agreement may be amended or modified upon the consent of the Majority Members and the Managing Member. Notwithstanding the foregoing, no amendment or modification (a) to this Section 15.10 may be made without the prior written consent of the Managing Member and each of the Members, (b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, and (c) to any of the terms and conditions of Article VI or Section 13.01 (and related definitions as used directly or indirectly therein) may be made without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole discretion.

Section 15.11 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estopped with respect to, any subsequent or other failure.

Section 15.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 15.13 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 15.14 Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to Newco shall not be subject to this Section 15.14.

Section 15.15 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time. References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

COMPANY:

BAKER HUGHES, A GE COMPANY, LLC

By: EHHC NewCo, LLC, its Managing Member

By: /s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of Baker Hughes, a GE company, LLC ]

MEMBER:

GENERAL ELECTRIC COMPANY

By: /s/ James M. Waterbury
Name: James M. Waterbury
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of Baker Hughes, a GE company, LLC ]

MEMBER:

EHHC NewCo, LLC

By: /s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of Baker Hughes, a GE company, LLC ]

MEMBER:

CFC Holdings, LLC

By: /s/ Lee Whitley
Name: Lee Whitley
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of Baker Hughes, a GE company, LLC ]

MEMBER:

GE Holdings (US), Inc.

By: /s/ Victoria Vron
Name: Victoria Vron
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of Baker Hughes, a GE company, LLC ]

MEMBER:

GE Oil & Gas Holdings I, Inc.

By: /s/Jessica Wenzell
Name: Jessica Wenzell
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of Baker Hughes, a GE company, LLC ]

MEMBER:

GE Oil & Gas Holdings IV, Inc.

By: /s/ Jessica Wenzell
Name: Jessica Wenzell
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of Baker Hughes, a GE company, LLC ]